                                                               EXHIBIT 99.318



SUMMARY

This document outlines a procedure to enable Scheduling Coordinators participating in the PX day-ahead energy market to hedge the risk of high congestion usage charges. Currently, SCs that bid successfully in the PX day-ahead energy auction do not have a way of "backing out" of their position if prices change during the congestion management process.

BACKGROUND

The ISO congestion management process is in actuality a transmission capacity auction. Scheduling Coordinators, including the PX bid for access to inter-zonal transmission capacity through Schedule Adjustment Bids (SABs) submitted with their initial or revised initial preferred (IPS or RIPS) schedule. Congestion occurs when the IPS or RIPS of SCs includes demand for transmission access in excess of inter-zonal transmission capacity. It is on the basis of SABs that the ISO adjusts resource schedules to relieve congestion and calculates transmission congestion usage charges. (In this paper, zone is used to identify both zones and scheduling points. Inter-zonal transmission, therefore, refers both to the transmission inter-connecting two zones and a zone and a scheduling point. There are two active zones and 20 scheduling points.)

Following the PX energy auction each PX Participant submits a resource specific hourly IPS for each (supply or demand) resource it will use to produce or receive the energy it traded in the auction. The PX obtains the SABs it submits to the ISO from its market Participants. Participants indicate their price elasticity by indicating through their SABs the price and quantity (in mWh) that they would be willing to increase or decrease their IPS.

PX Participants are required to submit SABs with each resource IPS, except Reg. Must resources. The SAB for a supply resource (generation/import) represents the desire of the resource to increment its schedule at a price equal to or greater than the PX energy auction MCP, or decrement its schedule at a price equal to or less than the auction MCP. Demand is the opposite. Currently, the ISO systems do not support SABs for inter-SC schedules, so SCs participating in the PX day-ahead energy market do not have the ability to submit SABs. The ISO has indicated that it intends to make changes to its systems and procedures to allow Inter-SC trade adjustment bids, but the timing of such implementation has not been firmly established.

The PX price can go up or down from the initial auction MCP by nearly the full amount of the ISO Usage Charge. SCs that may wish to participate in the PX energy market may be dissuaded from doing so since without SABs they can not protect themselves from the zonal energy prices change that can result when there is congestion. For example, an SC that sold $24 production cost energy into the PX auction which cleared at $25 must absorb a loss of $4, instead of a profit of $1, if the PX price after congestion management were to drop to $20.

Consider the case of a SC acting as a seller in the PX auction. The SC submits a portfolio bid to the PX in the form of an Inter-SC trade. The PX conducts its bid evaluation and determines that the SC is a successful bidder. The PX balanced schedule submitted to the ISO shows this trade as a SC Import IPS with delivery in a specific zone. The SC is not able to provide an SAB for this schedule. If the ISO performs its congestion management process and determines that there is congestion, it will determine a Usage Charge for the congested inter-zonal transmission, which currently can be as high as $250/MWh. If the initial PX energy auction price was $25/mWh, the resulting PX zonal energy prices in the export zone will decrease. The price may drop a few cents or could go to a negative price of nearly minus $225 ($25 - 250). Should the zonal price become negative, the SC would be required to pay to supply energy to the PX, while a buyer in the zone would be paid to take energy from the PX.

The reverse situation could occur in the import zone. In the case of a SC purchasing energy from the PX through an Inter-SC trade, the price will increase, possibly to nearly $275 and the SC would be required to pay this price. Any suppliers in this zone would receive a windfall payment. (The above does not suggest that the price will simultaneously rise and fall by this much in the two zones.)

Absent the inter-SC SABs, the SC trading with the PX can not hedge against the energy price variation.

A TEMPORARY SOLUTION

A temporary price hedging solution, pending implementation of inter-SC SABs by the ISO, is possible. To use this option, the SC would be assigned a "virtual" load or generator in each zone where the SC may wish to trade. The SC would submit a zero mWh IPS for the virtual resource and include SABs that are a mirror image of the SABs the SC would like to submit on its inter-SC trade.

This requires completion by the ISO of implementation of the inc demand and export schedules SABs.

Example

To illustrate, if the trade were a 20 mWh sale to the PX, and the supplier wished to indicate a desire to decrement (dec) its sale by up to 20 mWh at a price of $18, it would submit a virtual load with an incremental (inc) SAB of zero to 20 mWh at a price of $18. At any price below $18, the SC would prefer to have no trade at all with the PX, and no cash flow between itself and the PX.

Suppose the ex-post congestion management zonal MCP is $10. The supplier would have a Day Ahead trade credit at the PX of 20 times $10, or $200. The SC might appear to be losing $160 (20 time $8) since its desire was to reduce the sale to zero at a price of $18. The SCs virtual load would incur a payment obligation of 20 times $10, or $200. Net Day Ahead payment to the SC in this case would be zero.

In real time, the SC does not produce the 20 mWh of energy, so it has an imbalance energy of 20 mWh that would have to be paid to the ISO at the ISO's real time price, $X times 20 mWh. However, the SC would also have a credit from the ISO of an equal dollar amount as compensation for the energy scheduled to the virtual load that would not be used.

Thus, the SC's real time account balance is also zero, and the SC has successfully backed out of the trade with the PX.

A buyer would take a similar approach using a virtual generator or import.

Since these trades all take place in the same zone, there is no impact on inter-zonal congestion.

The ISO will add on its charges to the virtual load. These charges are the cost of putting on the hedge. They include an Ancillary Service charge, grid management fee, and possibly an Access Fee or wheeling out charge. It may be possible to reduce some of these costs. See below.

IMPLEMENTATION

ISO

ISO cooperation will greatly facilitate the implementation of this proposal. A block of resource I.D.s could be assigned with the agreement of the ISO that would inform the ISO that:

o No end of period meter data would be provided for these resources. The ISO would automatically assign a zero quantity/null set to these resources and consider their full schedule to be the amount of real-time imbalance.

o No ancillary services are required by or charged to these demands or exports. In addition to avoiding charging SCs doing inter-SC trades for A/S that are not actually needed, this will reduce stress on the A/S market which already has a thin supply and avoid unnecessarily inflating the A/S price or otherwise distorting the A/S market.


PX

Unique resource I.D.s would be used to for the virtual resources.

o If the ISO does not agree with the first bullet in the preceding paragraph, the PX would automatically produce and submit to the ISO a null set of meter data for these resources if the ISO requires it.